EXHIBIT 99.1 Certifications Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

CERTIFICATE OF CHIEF EXECUTIVE OFFICER AND
CHIEF FINANCIAL OFFICER

This Certificate is being delivered pursuant to the requirements of Section 1350 of Chapter 63 (Mail Fraud) of Title 18 (Crimes and Criminal Procedures) of the United States Code and shall not be relied on by any person for any other purpose.

The undersigned, who are the Chief Executive Officer and Chief Financial Officers, respectively, of LSB Bancshares, Inc. (the “Company”), hereby each certify as follows:

The Annual Report on Form 10-K of the Company (the “Report”), which accompanies this Certificate, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and all information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated this 13th day of February, 2003.

/s/ Robert E Lowe	/s/ Monty J. Oliver

Robert E Lowe, Chief Executive Officer	Monty J. Oliver, Chief Financial Officer

Executive Officers Of The Registrant

Robert F. Lowe (60) Chairman, President and Chief Executive Officer and a Director of Bancshares and the Bank, joined the Bank in 1970 and was elected Vice President in 1973. He was elected Senior Vice President in 1980 and Executive Vice President of the Bank and Bancshares in 1982. In 1983, Mr. Lowe was elected a Director of Bancshares and the Bank. On January 1, 1984, he was elected President and Chief Executive Officer of Bancshares and the Bank, and on January 1, 1990, Mr. Lowe was elected Chairman of both Bancshares and the Bank. Mr. Lowe also serves as Chairman, President and a Director of Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank and President and a Director of LSB Investment Services, Inc., a subsidiary of the Bank.

H. Franklin Sherron, Jr. (47), Vice President of Bancshares, joined the Bank in 1990 as Senior Vice President. He was elected Executive Vice President of the Bank in 1996 and was elected President in 2002. Mr. Sherron is also Vice President and a Director of Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank, and Senior Vice President of LSB Investment Services, Inc., a subsidiary of the Bank.

Monty J. Oliver (61), Secretary and Treasurer of Bancshares, joined the Bank as Vice President in 1978. He was elected Cashier of the Bank in 1980; and in 1986, he was elected Senior Vice President of the Bank and in 1996 elected Executive Vice President. Mr. Oliver is also Secretary and a Director of Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank, and Secretary and Assistant Treasurer of LSB Investment Services, Inc., a subsidiary of the Bank.